Exhibit 99.1

NEWS RELEASE

Release No. 118-09-08

Contact:

Mary Cohn (Media Relations)

615.986.5886

Becky Barckley/Mike Kinney (Investor Relations)

615.986.5600

FOR RELEASE AT 5 P.M. CDT, THURSDAY, SEPTEMBER 4, 2008

LP Announces Indefinite Shutdowns at OSB Mills in Chambord, Quebec and Athens, Georgia

Actions Taken Due to Market Conditions

NASHVILLE, Tenn. (September 4, 2008) – Louisiana-Pacific Corporation (LP) (LPX) today announced that it will curtail operations indefinitely at its oriented strand board (OSB) mills in Chambord, Quebec, and Athens, Ga. Operations will be curtailed at the two mills effective during the fourth quarter of this year.

OSB Executive Vice President Jeff Wagner said, “We are faced with one of the weakest housing markets in decades, which has substantially reduced the demand for OSB. In these conditions, we simply cannot justify running these mills. With these closures, we should improve our operating efficiencies while satisfying all the needs of our customers.”

“The curtailment of these mills is a difficult economic decision which affects many excellent, dedicated LP employees in Quebec and Georgia,” Wagner continued. “We regret the impact these curtailments will have on our employees and communities.”

Annual OSB product capacities at Athens and Chambord are 375 million and 440 million square feet, respectively.

LP, headquartered in Nashville, Tenn., is a premier supplier of building products, manufacturing innovative, high-quality commodity and specialty products for its retail, wholesale, homebuilding and industrial customers. Visit LP’s Web site at www.lpcorp.com for additional information on the company.

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LOUISIANA-PACIFIC CORPORATION

414 Union Street Suite 2000    Nashville, TN 37129    T   615.986.5600    F   615.986.5666     WWW.LPCORP.COM